Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126251 and 333-126252 on Form S-8 of our report dated March 30, 2006 relating to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries (the “Company”) that appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

New Orleans, Louisiana

March 30, 2006